UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 9, 2014

Platinum Underwriters Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Waterloo House 100 Pitts Bay Road Pembroke, Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

(441) 295-7195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 9, 2014 the “Effective Date”), Platinum Underwriters Holdings, Ltd. (the “Company”) and its subsidiaries Platinum Underwriters Bermuda, Ltd., Platinum Underwriters Reinsurance, Inc. (collectively, the “Account Parties”) and Platinum Underwriters Finance, Inc. (“Platinum Finance,” and together with the Company and the Account Parties, the “Credit Parties”) entered into a four-year, $300 million Third Amended and Restated Credit Agreement (the “Third Amended and Restated Credit Agreement”) with the Lenders party thereto, ING Bank N.V. and National Australia Bank Limited, as Documentation Agents, U.S. Bank National Association, as Syndication Agent, and Wells Fargo Bank, National Association, as Administrative Agent, which amended and restated the Company’s three-year, $300 million Second Amended and Restated Credit Agreement, dated as of June 24, 2011 (as so amended, the “Prior Credit Agreement”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Third Amended and Restated Credit Agreement.

The Third Amended and Restated Credit Agreement consists of a $300,000,000 secured senior credit facility available for letters of credit, with a sublimit of $100.0 million for revolving borrowings. The Third Amended and Restated Credit Agreement provides that the aggregate commitments of $300,000,000 may be increased by the Credit Parties by $150,000,000 (such aggregate commitments, whether or not so increased, the “Commitments”). Pursuant to the Security Documents and as collateral security for the payments of its obligations, each Credit Party will provide a security interest in the Collateral, which generally consists of cash, cash equivalents, securities and other obligations and investments as agreed to between the parties. The Company and Platinum Finance have unconditionally guaranteed the obligations of each of the other Credit Parties under the Third Amended and Restated Credit Agreement. Letters of credit and Borrowings under the Third Amended and Restated Credit Agreement are generally available for the working capital, liquidity and general corporate requirements of the Credit Parties.

Borrowings under the Third Amended and Restated Credit Agreement may be Base Rate Loans, which generally bear interest at the highest of (i) the prime commercial lending rate of Wells Fargo Bank, National Association, (ii) the Federal Funds Rate plus 0.5% per annum, and (iii) the one-month LIBOR Rate plus 1%, or LIBOR Loans, which generally bear interest at the reserve adjusted LIBOR Rate plus 0.75%.

Among other customary fees, a commitment fee is payable at a per annum rate equal to 0.125% of the average daily aggregate unutilized Commitments. The fee for letters of credit is payable at a per annum rate of 0.50% of the average daily aggregate amount available to be drawn under such letters of credit.

The Third Amended and Restated Credit Agreement contains representations, warranties and covenants customary for credit facilities of this nature. Among other covenants, the Company is required to maintain a ratio of Consolidated Indebtedness to Total Capitalization of not greater than 0.35 to 1.0, and to maintain a Consolidated Tangible Net Worth of not less than (i) the sum of (x) $1,273,967,000, plus (y) 50% of the Company’s Consolidated Net Income for each fiscal year (beginning with the fiscal year ending December 31, 2014) for which Consolidated Net Income is a positive amount plus (z) 75% of the aggregate increases in shareholders’ equity of the Company after December 31, 2013, by reason of the issuance or sale of Capital Stock of the Company (other than the issuance of Capital Stock by the Company or any subsidiary of the Company to their respective directors, officers and employees pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the board of directors of the Company or such subsidiary) or the issuance and sale of Capital Stock of any subsidiary of the Company or other capital contribution to the Company minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of the Company made during the term of the Third Amended and Restated Credit Agreement so long as and after giving effect thereto, (a) Consolidated Tangible Net Worth is not less than $1,250,000,000 and (b) no Default or Event of Default has occurred and is continuing, and (c) each such payment or repurchase has been approved by the board of directors of the Company. In addition, each of the Company’s regulated insurance subsidiaries must maintain a financial strength rating from A.M. Best Company of at least B++ at all times.

If an Event of Default occurs, then, to the extent permitted in the Third Amended and Restated Credit Agreement, the Lenders may terminate the Commitments, accelerate the repayment of any outstanding loans, demand the deposit of cash collateral equal to 103% of the Lenders’ letter of credit exposure, enforce any or all liens and security interests created under the related security documents and/or exercise any of the rights and remedies provided therein, terminate or give notice of nonrenewal in respect of any letter of credit in accordance with its terms and exercise all rights and remedies available to such Lenders under the Third Amended and Restated Credit Agreement, related security documents and applicable law or in equity.

Under the Third Amended and Restated Credit Agreement, an Event of Default is defined as (a) a failure to pay any principal or interest on any of the Loans or Reimbursement Obligations under the Third Amended and Restated Credit Agreement within designated time periods; (b) a failure to comply with certain specified covenants, conditions or agreements; (c) a failure comply with any other conditions, covenants or agreements within 30 days after knowledge or written notice of such failure; (d) a breach of any representation or warranty made in the Third Amended and Restated Credit Agreement; (e) a failure to pay when due any principal of or interest on any Indebtedness having an aggregate principal amount of at least $25,000,000, or to comply with conditions, covenants or agreements in any agreement or instrument relating to such Indebtedness which causes or allows the holder thereof to cause such Indebtedness to be accelerated prior to its stated maturity; (f) the occurrence of certain bankruptcy, insolvency or reorganization events; (g) the occurrence of certain money judgments or ERISA events in excess of $25,000,000; (h) the issuance of any orders of conservation or supervision in respect of any of the Company’s regulated insurance subsidiaries; (i) the occurrence of any event causing a Subsidiary Credit Party to cease being a wholly owned subsidiary of the Company, other than as otherwise permitted in the Third Amended and Restated Credit Agreement; (j) the failure of any Security Document to be in full force and effect or the failure of any such Security Document to provide a valid and perfected security interest in the collateral covered thereby; (k) the failure of any of the obligations of the Guarantors to be legally valid and binding obligations; or (l) the occurrence of certain events constituting a change in control of the Company.

The Third Amended and Restated Credit Agreement requires that all loans shall be repaid in full no later than the fourth anniversary of the Effective Date, and all letters of credit shall expire at or prior to the earlier of one year after the date they are issued (or one year after any renewal or extension thereof) or the seventh day prior to the first anniversary of such fourth anniversary of the Effective Date.

Certain of the Lenders and their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

On the Effective Date, outstanding letters of credit in the amount of approximately $78.4 million that were outstanding under the Prior Credit Agreement were deemed continued under the Third Amended and Restated Credit Agreement.

The foregoing description of the Third Amended and Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Third Amended and Restated Credit Agreement and the transactions contemplated thereby. The foregoing description is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information included pursuant to Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Third Amended and Restated Credit Agreement, dated as of April 9, 2014, among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Bermuda, Ltd., Platinum Underwriters Reinsurance, Inc., Platinum Underwriters Finance, Inc., the Lenders party thereto, ING Bank N.V. and National Australia Bank Limited, as Documentation Agents, U.S. Bank National Association, as Syndication Agent, and Wells Fargo Bank, National Association, as Administrative Agent.

Exhibit 10.2	List of Contents of Exhibits and Schedules to the Third Amended and Restated Credit Agreement. Platinum Underwriters Holdings, Ltd. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Platinum Underwriters Holdings, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:	/s/ Allan C. Decleir
Allan C. Decleir
Executive Vice President and Chief Financial Officer

Date: April 9, 2014

Exhibit Index

Exhibit Number	Description

Exhibit 10.1	Third Amended and Restated Credit Agreement, dated as of April 9, 2014, among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Bermuda, Ltd., Platinum Underwriters Reinsurance, Inc., Platinum Underwriters Finance, Inc., the Lenders party thereto, ING Bank N.V. and National Australia Bank Limited, as Documentation Agents, U.S. Bank National Association, as Syndication Agent, and Wells Fargo Bank, National Association, as Administrative Agent.

Exhibit 10.2	List of Contents of Exhibits and Schedules to the Third Amended and Restated Credit Agreement. Platinum Underwriters Holdings, Ltd. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.